Exhibit 2.81

111111111111111111111111111 HIit11111111 *090204* BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390) USE BLACK INK ONLY· 00 NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) 1. Name of corporation: IE Med Future Inc 2. The articles have been amended as follows: (provide article numbers, if available) ARTICLE IV. The aggregate number of shares that the Corporation will have authority to issue is Seven Hundred Fifty Million and Fifteen shares (750,000,015), of which Seven Hundred Fifty Million (750,000,000) shares will be Common Stock, with a par value of$0.001 per share, and Ten Million and Fifteen (10,000,015) shares will be preferred stock, with a par value of $0.001 per share. Shares of any class of stock may be issued, without shareholder action, from time to time in one or more series as may from time to time be determined by the board of directors. 3 . The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the 42 , 000 , 000 articles of incorporation* have voted in favor of the amendment is: I 4. Effective date and time of filing: (optional) Date: Q9/15/2021 Time: j 11 :53 am (must not be later than 90 days after the certificate is filed) X *If any proposed outstanding share , th ent would alter or change any preference or any relative or other right given to any class or series of the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. This form must be accompanied by appropriate fees. IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected. Nevada Secretary of State Amend Profit - After Revised: 1·5 - 15

1